Filed Pursuant to Rule 424(b)(2)

Registration No. 333-210266

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount To Be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
First Mortgage Bonds, 2.550% Series due 2026	$350,000,000	99.859%	$349,506,500	$35,195.30

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-210266.

PROSPECTUS SUPPLEMENT

(To prospectus dated March 18, 2016)

$350,000,000 First Mortgage Bonds, 2.55% Series due 2026

We are offering $350,000,000 aggregate principal amount of our First Mortgage Bonds, 2.55% Series due 2026 (the “bonds”). The bonds will bear interest at a rate of 2.55% per year and will mature on July 1, 2026. We will pay interest on the bonds semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2017 . We may redeem the bonds at any time in whole, or from time to time in part, at our option, at the applicable redemption prices specified in this prospectus supplement.

The bonds will be secured equally and ratably with all other debt outstanding or hereafter issued under our mortgage. The bonds will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Investing in these securities involves certain risks. See “Risk Factors ” in “Item 1A—Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2015 which is incorporated by reference herein, and beginning on page S-5 of this prospectus supplement.

	Price to Investors (1)	Underwriters’ Discount	Proceeds to Us Before Expenses (1)
Per bond	99.859%	0.650%	99.209%
Total	$349,506,500	$2,275,000	$347,231,500

(1)	Plus accrued interest, if any, from June 20, 2016, if settlement occurs after this date.

Neither the Securities and Exchange Commission nor any state securities regulators or other regulatory bodies have approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that the bonds will be ready for delivery only through The Depository Trust Company and its participants, in book-entry form on or about June 20, 2016.

Joint Book-Running Managers

BNP PARIBAS	J.P. Morgan	MUFG
Lead Green Structuring Agent

Co-Managers

Barclays	BofA Merrill Lynch	Loop Capital Markets	US Bancorp	Wells Fargo Securities

The date of this prospectus supplement is June 13, 2016.

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of such securities is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein or therein or any free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We expect to deliver the bonds against payment for the bonds on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the

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date of this prospectus supplement (“T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

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SUMMARY

The Company

Westar Energy, Inc., or WEI, a Kansas corporation incorporated in 1924, is the largest electric utility in Kansas. We provide electric generation, transmission and distribution services to approximately 700,000 customers in central and northeastern Kansas, including the cities of Topeka, Lawrence, Manhattan, Salina and Hutchinson. Kansas Gas and Electric Company (“KGE”), Westar Energy’s wholly owned subsidiary, provides these services in south-central and southeastern Kansas, including the city of Wichita. Both Westar and KGE conduct business using the name Westar Energy.

Our principal executive offices are located at 818 South Kansas Avenue, Topeka, Kansas 66612. Our telephone number is (785) 575-6300. We maintain a website at http://www.WestarEnergy.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission, or SEC, that are incorporated by reference in this prospectus supplement. For instructions on how to find copies of all of our filings incorporated by reference in this prospectus supplement and the accompanying prospectus, see the sections of the accompanying prospectus captioned “Available Information” and “Incorporation of Certain Documents by Reference.”

Except as otherwise noted herein, we refer to Westar Energy, Inc., together with its consolidated subsidiaries in this prospectus supplement as “Westar” or “we,” “WEI,” “us,” “our” or comparable terms.

Recent Developments

On May 29, 2016, Westar and Great Plains Energy Incorporated (“Great Plains Energy”) entered into an agreement and plan of merger (the “Merger Agreement”) with, from and after its accession thereto, a wholly owned subsidiary of Great Plains Energy (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, which has been unanimously approved and adopted by the board of directors of Westar, at the effective time, Merger Sub will merge with and into Westar (the “Merger”), with Westar continuing as the surviving corporation.

Pursuant to the Merger Agreement, upon the closing of the Merger, each issued and outstanding share of Westar common stock (other than shares owned by Westar as treasury stock, shares owned by a wholly owned subsidiary of Westar, Great Plains Energy or Merger Sub or shares owned by any holder who is entitled to and has properly preserved appraisal rights) will be cancelled and converted automatically into the right to receive (i) $51.00 in cash, without interest (the “Cash Consideration”), and (ii) that number of shares (rounded to the nearest 1/10,000 of a share) of Great Plains Energy common stock equal to the Exchange Ratio (as defined below) (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

The Exchange Ratio shall be (i) 0.2709, if the volume weighted average price per share of Great Plains Energy common stock on the New York Stock Exchange (the “NYSE”) for the twenty consecutive full trading days in which shares of Great Plains Energy common stock are traded on the NYSE ending on, and including, the third trading day immediately preceding the date of the consummation of the Merger (the “Average Parent Stock Price”) is an amount greater than $33.2283, (ii) an amount equal to the quotient obtained by dividing (x) $9.00 by (y) the Average Parent Stock Price, if the Average Parent Stock Price is an amount greater than or equal to $28.5918 but less than or equal to $33.2283, or (iii) 0.3148, if the Average Parent Stock Price is an amount less than $28.5918.

The closing of the Merger is subject to certain conditions, including, among others, (i) approval of Westar shareholders representing a majority of the outstanding shares of Westar common stock, (ii) approval of Great Plains Energy shareholders representing a majority of the votes cast at the Great Plains Energy shareholders meeting, (iii) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (iv) receipt of all required regulatory approvals, including from the Federal Energy Regulatory Commission, the U.S. Nuclear Regulatory Commission and the Kansas Corporation Commission (provided that such approvals do not result in a material adverse effect on Great Plains Energy and its subsidiaries after giving effect to the Merger), (v) the absence of any law or judgment that prevents, makes illegal or prohibits the closing of the Merger, (vi) the effectiveness of the Great Plains Energy registration statement on Form S-4 to be filed with the Securities and Exchange Commission, (vii) the approval of the listing on the NYSE of the Great Plains Energy common stock to be issued in the Merger, (viii) the absence of any material adverse effect with respect to Westar and its subsidiaries and (ix) subject to certain materiality exceptions, the accuracy of the representations and warranties of, and compliance with covenants by, each of the parties to the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants of Westar, Great Plains Energy and Merger Sub. The Merger Agreement contains covenants by Westar, among others, that (i) Westar will conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the closing of the Merger and (ii) Westar will not engage in certain transactions during such interim period. The Merger Agreement contains covenants by Great Plains Energy, among others, that Great Plains Energy will use its reasonable best efforts to take all actions necessary to obtain all governmental and regulatory approvals, provided that Great Plains Energy is not obligated to agree to any such approvals that would impose any terms or conditions that would reasonably be expected to result in a material adverse effect on Great Plains Energy and its subsidiaries, including Westar and its subsidiaries after giving effect to the Merger.

Westar and Great Plains Energy are each subject to a “no shop” restriction that limits each party’s ability to solicit alternative acquisition proposals or provide nonpublic information to, and engage in discussion with, third parties, except under limited circumstances to permit Westar’s board of directors or Great Plains Energy’s board of directors, as applicable, to comply with its respective fiduciary duties.

This offering is not contingent on the consummation of the Merger, and the bonds are not subject to any special mandatory redemption rights if the Merger is not consummated.

For additional information regarding the Merger Agreement, please read our Current Report on Form 8-K filed with the SEC on May 31, 2016, which is incorporated herein by reference.

The Offering

Issuer	Westar Energy, Inc., or WEI

Securities Offered	$350,000,000 aggregate principal amount of First Mortgage Bonds, 2.55% Series due 2026 (the “bonds”).

Maturity	The bonds will mature on July 1, 2026.

Interest	Interest on the bonds will accrue from June 20, 2016, at the rate of 2.55% per year, payable semi-annually in cash in arrears on each January 1 and July 1, beginning on January 1, 2017.

Security	The bonds will be secured equally and ratably with all other first mortgage bonds now outstanding or hereafter issued under the mortgage by a lien on substantially all of WEI’s fixed property and franchises, including certain after-acquired property, subject to certain exceptions.

Ranking	The bonds will be WEI’s secured obligations, equal in right of payment to all other debt currently outstanding or hereafter issued under our mortgage. The mortgage under which WEI will issue the bonds prohibits us from incurring other debt senior or equal to the bonds offered hereby unless certain tests are met. The bonds will be structurally subordinated to the debt of our subsidiaries.

As of March 31, 2016, after giving effect to this offering and the use of proceeds from the bonds, we would have had total indebtedness on our consolidated balance sheet of approximately $3.39 billion (excluding intracompany debt, trade payables, debt of variable interest entities and amounts due within one year of $125 million). Of this amount, approximately $1.0 billion would have been structurally senior to the bonds because our subsidiaries are the obligors under such indebtedness.

Further Issues	We may, without the consent of the holders of the bonds offered hereby, issue additional bonds ranking equally with bonds of other series then outstanding, including the bonds offered hereby, having dates, maturities, interest rates, redemption prices and other terms as our board of directors may determine only if certain conditions in the mortgage are satisfied. We may, from time to time, at our option and without the consent of any holder of the bonds offered hereby, reopen this series for issuance of additional bonds. See “Description of Bonds—Issuance of Additional Bonds” in this prospectus supplement and “Description of First Mortgage Bonds—Issuance of Additional Bonds” in the accompanying prospectus. As of March 31, 2016, approximately $635 million in aggregate principal amount of additional first mortgage bonds could be issued under the most restrictive provisions of the mortgage, taking into account the issuance of the bonds offered hereby and the use of proceeds described in “Use of Proceeds” in this prospectus supplement.

Optional Redemption	Prior to April 1, 2026 (the date that is three months prior to the maturity date of the bonds), we may redeem the bonds at any time in whole or from time to time in part at the redemption price indicated under the section entitled “Description of Bonds—Optional Redemption” in this prospectus supplement.

On or after April 1, 2026, we may redeem the bonds at any time in whole or from time to time in part at a redemption price equal to 100% of the principal amount of the bonds to be redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption. See “Description of Bonds—Optional Redemption” in this prospectus supplement.

A notice of redemption may provide that the optional redemption described in such notice is conditioned upon the occurrence of certain events before the redemption date. Such notice of conditional redemption will be of no effect unless all such conditions to the redemption have occurred before the redemption date or have been waived by us. See “Description of Bonds—Optional Redemption” in this prospectus supplement.

Use of Proceeds	We intend to use an amount equal to the net proceeds from this offering for the investment in one or more Eligible Green Projects as described under “Use of Proceeds.” See “Use of Proceeds” in this prospectus supplement.

Book Entry	The bonds will be issued in book-entry form and will be represented by global securities deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominees. Beneficial interests in any of the bonds will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and these beneficial interests may not be exchanged for certificated bonds except in limited circumstances described in the mortgage. See “Description of Bonds—Book-Entry System” in this prospectus supplement.

Risk Factors	Before deciding to invest in any of the bonds, you should carefully consider all of the information set forth in this prospectus supplement under the heading “Risk Factors,” beginning on page S-5 and in “Item 1A—Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the year ended December 31, 2015.

Conflicts of Interest	Certain of the underwriters or their affiliates may hold a portion of the commercial paper that we intend to repay using the net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive at least 5% of the net proceeds of this offering. In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the bonds in accordance with Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. or “FINRA.” See “Underwriting (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.

RISK FACTORS

Prospective investors should carefully consider the risk factors described under “Risk Factors” in our most recent Annual Report on Form 10-K, as well as the information set forth in this prospectus supplement, the accompanying prospectus and any documents incorporated herein and therein by reference before deciding to invest in any of the bonds. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

Risks Related to the Merger

We cannot provide any assurance that the Merger will be completed.

The closing of the Merger is subject to certain conditions, including, among others, (i) approval of Westar shareholders representing a majority of the outstanding shares of Westar common stock, (ii) approval of Great Plains Energy shareholders representing a majority of the votes cast at the Great Plains Energy shareholders meeting, (iii) expiration or termination of the applicable Hart-Scott-Rodino Act waiting period, (iv) receipt of all required regulatory approvals, including from the Federal Energy Regulatory Commission, the U.S. Nuclear Regulatory Commission and the Kansas Corporation Commission (provided that such approvals do not result in a material adverse effect on Great Plains Energy and its subsidiaries after giving effect to the Merger), (v) the absence of any law or judgment that prevents, makes illegal or prohibits the closing of the Merger, (vi) the effectiveness of the Great Plains Energy registration statement on Form S-4 to be filed with the Securities and Exchange Commission, (vii) the approval of the listing of the Great Plains Energy common stock to be issued in the Merger, (viii) the absence of any material adverse effect with respect to Westar and its subsidiaries and (ix) subject to certain materiality exceptions, the accuracy of the representations and warranties of, and compliance and covenants by, each of the parties to the Merger Agreement.

Although each of Westar and Great Plains Energy has agreed in the Merger Agreement to use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary to cause the conditions to the closing of the Merger to be satisfied or to effect the closing of the Merger as promptly as reasonably practicable, the conditions to the Merger may not be satisfied. In addition, satisfying the conditions to the Merger may take longer than, and could cost more than, Westar and Great Plains Energy expect. Any delay in completing the Merger may adversely affect the benefits that Westar and Great Plains Energy expect to achieve from the Merger and the integration of their businesses.

The Merger is subject to the receipt of consent or approval from governmental entities that could delay the completion of the Merger or impose conditions that could have a material adverse effect on the combined company.

Completion of the Merger is conditioned upon the expiration or termination of the applicable Hart-Scott-Rodino Act waiting period and the receipt of consents, orders, approvals or clearances, as required, from, among others, the Federal Energy Regulatory Commission, the U.S. Nuclear Regulatory Commission and the Kansas Corporation Commission (provided that such approvals do not result in a material adverse effect on Great Plains Energy and its subsidiaries after giving effect to the Merger). In addition, the Public Service Commission of the State of Missouri (the “Missouri Commission”) has opened an investigation to determine whether it has jurisdiction over the Merger. The outcome of that proceeding cannot be determined at this time. If the Missouri Commission has jurisdiction over the Merger, approval of the Missouri Commission also will be required in order to consummate the Merger. A substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in connection with such approvals could adversely affect the business, financial condition or results of operations of Westar or Great Plains Energy or may result in the termination of the Merger Agreement.

The anticipated benefits of combining the companies may not be realized.

We entered into the Merger Agreement with the expectation that the Merger would result in various benefits, including, among other things, synergies, cost savings and operating efficiencies. However, the achievement of the anticipated benefits of the Merger, including the synergies, cannot be assured or may take longer than expected. In addition, the combined company may not be able to integrate Westar’s operations with Great Plains Energy’s existing operations without encountering difficulties, including inconsistencies in standards, systems and controls, and without diverting management’s focus and resources from ordinary business activities and opportunities. Any of the foregoing could have a material adverse effect on the combined company.

Developments in the utility industry, including changes in regulation and increased competition, could adversely affect the combined company’s financial condition and results of operations.

Westar and Great Plains Energy, and certain of their respective subsidiaries, are regulated at the federal and state level, and have been and will continue to be affected by legislative and regulatory developments. These developments could have a material adverse effect on Great Plains Energy, Westar or, following the completion of the Merger, the combined company.

The costs and burdens associated with complying with legal and regulatory requirements may have a material adverse effect on Great Plains Energy, Westar or, following the completion of the Merger, the combined company. Potential legislative changes or regulatory changes may also weaken the financial condition of, or increase the volatility of results of operations for, and have a material adverse effect on Great Plains Energy, Westar or, following the completion of the Merger, the combined company.

We will incur significant transaction and transition costs in connection with the Merger.

We and Great Plains Energy expect to incur significant transaction and transition costs in connection with the consummation of the Merger and the subsequent integration of the companies. Prior to consummation of the Merger, Westar may also incur additional costs to maintain employee morale and to retain key employees. Great Plains Energy will also incur significant fees and expenses relating to the financing arrangements in connection with the Merger. These expenses could reduce or eliminate the savings that we expect to achieve from the Merger, and accordingly, any net benefits may not be achieved in the near term or at all. These transaction and transition expenses may result in significant charges taken against earnings by us prior to completion of the Merger and by the combined company following the completion of the Merger.

We will be subject to business uncertainties and contractual restrictions while the Merger is pending, which could adversely affect our business.

Uncertainty about the impact of the Merger, including on employees and customers, may have an adverse effect on Great Plains Energy and Westar and, consequently, on the combined company. These uncertainties may impair Great Plains Energy’s and Westar’s ability to attract, retain and motivate personnel, and could cause customers, suppliers and others that deal with us to seek to change existing business relationships with Great Plains Energy and/or Westar. If employees depart, our business or the combined company’s business could be harmed. In addition, the Merger Agreement restricts Westar, without the consent of Great Plains Energy, from taking specified actions until we complete the Merger or the Merger Agreement terminates. These restrictions may prevent Westar from pursuing otherwise attractive business opportunities and making other changes to its business.

Risks Related to the Bonds

We and our subsidiaries have significant debt and debt-like obligations and may not maintain investment-grade credit ratings.

We and our subsidiaries have a significant amount of debt and debt-like obligations. Our credit rating and the credit ratings of our subsidiaries may in the future be lower than the current or historical credit ratings. In addition, it is possible that we or any of our subsidiaries that issue debt may not maintain an investment-grade credit rating. Differences in credit ratings would affect the interest rates charged on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to us and our subsidiaries. A downgrade to our or any of our subsidiaries’ existing credit ratings or failure by us or our subsidiaries to maintain investment-grade credit ratings could have a material adverse effect on our operating results, and our ability to obtain additional financing, which could adversely affect the market value of the bonds and could impair our ability to pay interest or principal on the bonds.

Ratings of the bonds may change after issuance and affect the market price and marketability of the bonds.

Bond ratings are limited in scope, and do not address all material risks relating to an investment in the bonds, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of a rating may be obtained from the rating agency. There is no assurance that any particular credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be decreased, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Holders of bonds will have no recourse against us in the event of a change in or suspension or withdrawal of such ratings. Any decrease, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the bonds.

The bonds are not listed on any securities exchange and any liquid market for the bonds may not be maintained.

The bonds are new issues of securities with no established trading market. We do not intend to list the bonds on any securities exchange or to seek their quotation on any automated dealer quotation system. We cannot assure holders of the bonds that any liquid market for the bonds will be maintained. The underwriters have advised us that they currently intend to make a market in the bonds following this offering. However, the underwriters have no obligation to make a market in the bonds and they may stop at any time. Further, there can be no assurance as to the liquidity of any market that may develop for the bonds, holders’ ability to sell their bonds or the price at which holders will be able to sell their bonds. Future trading prices of the bonds will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the bonds and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the bonds;

•	the outstanding amount of the bonds;

•	the daily trading volume of the bonds;

•	the terms related to optional redemption of the bonds; and

•	the level, direction and volatility of market interest rates generally.

We may choose to redeem the bonds prior to maturity.

We may redeem the bonds at any time in whole, or from time to time in part, at the applicable redemption prices specified in this prospectus supplement. If prevailing interest rates are lower at the time of redemption, holders of the bonds may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate on the bonds being redeemed. Our redemption right may also adversely affect holders’ ability to sell their bonds.

The collateral might not be valuable enough to satisfy all the obligations secured by the collateral.

Our obligations under the bonds are secured by the pledge of substantially all of WEI’s fixed property and franchises, subject to certain exceptions, including certain after-acquired property. This pledge is also for the benefit of all holders of other series of our first mortgage bonds. The value of the pledged assets in the event of a liquidation will depend upon market and economic conditions, the availability of buyers, and similar factors. No independent appraisals of any of the pledged property have been prepared by us or on our behalf in connection with this offering. Since no appraisals have been performed in connection with this offering, we cannot assure you that the proceeds of any sale of the pledged assets following an acceleration of maturity of the bonds would be sufficient to satisfy amounts due on the bonds and the other debt secured by the pledged assets.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our selected consolidated statement of operations data. The selected consolidated statement of operations data for each of the years in the five-year period ended December 31, 2015 were derived from our audited consolidated financial statements. The selected consolidated statement of operations data for the three months ended March 31, 2015 and 2016 were derived from our unaudited consolidated financial statements. You should read the following data in conjunction with our consolidated financial statements and notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on the Form 10-Q for the quarter ended March 31, 2016, each of which is incorporated herein by reference.

	Year Ended December 31,					Three Months Ended March 31,
	2015	2014	2013	2012	2011	2016	2015
	(thousands)					(thousands)
Total revenues	$2,459,164	$2,601,703	$2,370,654	$2,261,470	$2,170,991	$569,450	$590,807
Income before income taxes	453,796	473,595	424,584	408,598	339,524	107,330	80,841
Net income attributable to Westar Energy, Inc.	291,929	313,259	292,520	273,530	229,269	65,585	50,980

RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth our consolidated ratios of earnings to fixed charges for the periods indicated.

Year Ended December 31,					Three Months Ended March 31,
2015	2014	2013	2012	2011	2016
2.85	2.80	2.64	2.60	2.36	2.86

Earnings consist of earnings from continuing operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, interest on uncertain tax positions, interest on corporate-owned life insurance policies, amortization of debt discount and expense, and the portion of rental expense that represents an interest factor. Earnings from continuing operations consist of income from continuing operations before income taxes, cumulative effects of accounting changes and preferred dividends adjusted for undistributed earnings from equity investees.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately $347.1 million after deducting the underwriters’ discount and estimated expenses payable by us. An amount equal to the net proceeds of the bonds will be used for investments in certain renewable energy generation projects (“Eligible Green Projects”).

Eligible Green Projects include the financing or refinancing of investments in wind energy power projects. Eligible Green Projects will include (i) projects with disbursements during the twelve months preceding the issue date of the bonds; and (ii) projects with disbursements to be made following the issue date of the bonds up to the maturity date of the bonds. An amount equal to the net proceeds is expected to be disbursed in connection with the construction of the Western Plains Wind Farm, a 280 MW wind farm located in Ford County, Kansas. This project represents an estimated $435 million capital investment and is expected to be operational by early 2017.

We will establish processes to track and monitor the disbursements of an amount equal to the net proceeds of the bonds. Our accounting department will be responsible for tracking the disbursements to the Eligible Green Projects, which will be reviewed by our environmental services team.

Since the Western Plains Wind Farm is in the preliminary stage of construction and we have not yet disbursed an amount equal to the net proceeds of this offering, until distribution, a portion of the proceeds will be used by the Company to repay short-term indebtedness or we may temporarily hold the funds in cash and cash equivalents, or a combination thereof. As of March 31, 2016, we had $316.8 million of short-term indebtedness under our commercial paper program with interest rates ranging from 0.65% to 0.75%. Our commercial paper is supported by revolving credit facilities, which we have used in the past, and which depending on market conditions, we may continue to use in the future to fund working capital needs.

Payment of principal and interest on the bonds will be made from our general account and will not be linked to the performance of the Eligible Green Projects.

Within one year of the issuance, and until the disbursement of an amount equal to the net proceeds of the bonds for the Eligible Green Projects is completed, we will provide on our website (www.westarenergy.com) (i) annual updates to investors on the amounts disbursed for the Eligible Green Projects and assertions by management with respect thereto, (ii) relevant impact metrics related to the Eligible Green Projects and (iii) an annual attestation report from an independent accountant in respect of the independent accountant’s examination of management’s assertion. The annual attestation report will be conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants.

CAPITALIZATION

The following capitalization table sets forth our consolidated cash and cash equivalents, short term debt and capitalization as of March 31, 2016:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the net proceeds from the sale of the bonds of approximately $347.1 million, after deducting the underwriters’ discount and estimated offering expenses, and the application thereof as described in “Use of Proceeds” in this prospectus supplement.

	As of March 31, 2016
	Actual	As adjusted
	(thousands)
Cash and cash equivalents	$3,471	$33,753

Short-term debt	$316,800	$—

Long-term debt, net, excluding amounts due within one year of $125 million	$3,039,239	$3,386,321
Shareholders’ equity:
Common stock	708,143	708,143
Paid-in capital	2,003,311	2,003,311
Retained earnings	959,936	959,936

Total Westar Energy, Inc. shareholders’ equity	3,671,390	3,671,390

Capitalization, excluding amounts due within one year of $125 million	$6,710,629	$7,057,711

DESCRIPTION OF THE BONDS

We are offering $350,000,000 aggregate principal amount of our First Mortgage Bonds, 2.55% Series due 2026 (the “bonds”), which will mature on July 1, 2026. The bonds will be a separate series of securities issued and secured by the Mortgage and Deed of Trust, dated as of July 1, 1939, between us and The Bank of New York Mellon Trust Company, N.A. (a successor to Harris Trust and Savings Bank), as trustee, as supplemented and amended (the “mortgage”). The terms of the bonds include those stated in the mortgage and those made part of the mortgage by reference to the Trust Indenture Act of 1939, as amended. The mortgage provides that we will have the ability to issue securities with terms different from those of the bonds. Copies of the mortgage and the form of bonds are available from us upon request.

The following, along with the additional information contained in the accompanying prospectus under “Description of First Mortgage Bonds,” is a summary of the material provisions of the mortgage and the bonds. Because this is a summary, it may not contain all the information that is important to you. For further information, you should read the mortgage and the bonds. As used in this section of this prospectus supplement, the terms “we,” “us” and “our” refer solely to Westar Energy, Inc., and such references do not include any subsidiaries of Westar Energy, Inc.

Basic Terms of the Bonds

The bonds:

•	will be secured equally and ratably with all other bonds outstanding or hereafter issued under our mortgage;

•	will be issued in an initial aggregate principal amount of $350,000,000;

•	will mature on July 1, 2026, with interest payable semi-annually on each January 1 and July 1, beginning on January 1, 2017, to holders of record on the preceding December 15 and June 15 ; and

•	are issuable in fully-registered book-entry form, in denominations of $2,000 and in multiples of $1,000 in excess thereof.

Interest Payments

Interest on the bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the bonds will accrue from the date of original issuance, or from the most recent interest payment date on which interest has been paid and will be payable semi-annually on interest payment dates described for each year. If any date on which interest is payable on the bonds is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date.

For more information on payment and transfer procedures for the bonds, see “—Book-Entry System” below.

Optional Redemption

Prior to April 1, 2026 (the date that is three months prior to the maturity date of the bonds), we may redeem the bonds at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest on those bonds to but excluding the redemption date, or

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed that would be due if the bonds matured on April 1, 2026 (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus 15 basis points, plus accrued and unpaid interest on those bonds to but excluding the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

On or after April 1, 2026, we may redeem the bonds at any time in whole or from time to time in part, at our option, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to but excluding the date of redemption.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the bonds to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the bonds or portions of the bonds called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the bonds (assuming, for this purpose, that the bonds matured on April 1, 2026) that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the bonds (assuming, for this purpose, that the bonds matured on April 1, 2026).

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or

•	if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means, as selected by us, one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means each of (1) J.P. Morgan Securities LLC and BNP Paribas Securities Corp. and their respective successors, unless either of them ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer; and (2) any two other Primary Treasury Dealers selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

Any notice to holders of the bonds of a redemption shall state, among other things, the redemption price and date. A notice of redemption may provide that the optional redemption described in such notice is conditioned upon the occurrence of certain events before the redemption date. Such notice of conditional redemption will be of no effect unless all such conditions to the redemption have occurred before the redemption date or have been waived by us. If any of these events fail to occur and are not waived by us, we will be under no obligation to redeem the bonds or pay the holders any redemption proceeds and our failure to so redeem the bonds will not be considered a default or event of default under the mortgage. In the event that any of these conditions fail to occur or are not waived by us, we will promptly notify the trustee in writing that the conditions precedent to such redemption have failed to occur and the bonds will not be redeemed.

If we redeem only some of the bonds, DTC’s practice is to choose by lot the amount to be redeemed from the bonds held by each of its participating institutions. DTC will give notice to these participants, and these participants will give notice to any “street name” holders of any indirect interests in the bonds according to arrangements among them. These notices may be subject to statutory or regulatory requirements. We will not be responsible for giving notice of a redemption of the bonds to anyone other than DTC. If bonds to be redeemed are no longer held through DTC and fewer than all the bonds are to be redeemed, selection of bonds for redemption will be made by the trustee in any manner the trustee deems fair and appropriate.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding bonds by tender, in the open market or by private agreement.

No Mandatory Redemption or Sinking Fund

There will be no mandatory redemption prior to maturity or sinking fund payments for the bonds.

Issuance of Additional Bonds

We may, without the consent of the holders of the bonds offered hereby, issue additional bonds ranking equally with the bonds of any series under the mortgage then outstanding, including the bonds offered hereby, having dates, maturities, interest rates, redemption prices and other terms as our board of directors may determine only if certain conditions in the mortgage are satisfied. See “Description of First Mortgage Bonds—Issuance of Additional Bonds” in the accompanying prospectus.

We may, from time to time, at our option and without the consent of any holder of the bonds offered hereby, reopen this series for issuance of additional bonds, on the same terms and conditions (other than the issue date, the date and amount of the first interest payment, the issue price and any other changes required by law) and with the same CUSIP number (unless the additional bonds are not fungible with the previously issued bonds of this series for U.S. federal income tax purposes), in each case, as the bonds being offered by this prospectus supplement. We do not plan to inform the existing holders if we reopen a series of bonds to issue and sell additional bonds of such series in the future. Additional bonds issued in this way will be consolidated with and form a single series with the series of bonds being offered by this prospectus supplement.

As of March 31, 2016, approximately $635 million principal amount of additional first mortgage bonds could be issued under the most restrictive provisions of the mortgage, taking into account the issuance of the bonds offered hereby and the use of proceeds described in “Use of Proceeds” in this prospectus supplement.

Substitution of Bonds

We or any successor entity will have the right to substitute mortgage bonds or other similar secured instruments for the bonds offered hereby, provided that (1) such substitute mortgage bonds or other similar secured instruments have terms that are (x) identical to those of the bonds offered hereby as to principal amount then outstanding and the then current interest rate, maturity date, interest payment dates and optional redemption provisions and (y) otherwise substantially similar to those of the bonds offered hereby and carry ratings equal to or better than the then current ratings of the bonds offered hereby, (2) we deliver to the trustee an opinion of counsel that such substitution will not result in the recognition of capital gain or loss for U.S. federal income tax purposes to the holders of the bonds offered hereby and (3) we deliver certain other certificates and documents, as required by the supplemental indenture to the mortgage related to the bonds offered hereby to the trustee.

Book-Entry System

We will initially issue the bonds in the form of one or more global securities (the “Global Securities”). The Global Securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee. Except in limited circumstances as set forth in the accompanying prospectus, the Global Securities may be transferred, in whole and not in part, only to DTC or another nominee of DTC. A holder may hold beneficial interests in the Global Securities directly through DTC if such holder has an account with DTC or indirectly through organizations which have accounts with DTC, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”).

DTC

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC, or participants, and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of the Global Securities with DTC, DTC will credit on its book entry registration and transfer system the principal amount of bonds represented by such Global Securities to the accounts of participants. Ownership of beneficial interests in the Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Securities will be shown on and the transfer of those ownership interests will be effected only through records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Security other than participants). All interests in a Global Security deposited with DTC are subject to the procedures and requirements of DTC.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Securities.

So long as DTC (or its nominee) is the registered holder and owner of a Global Security, DTC (or such nominee) will be considered the sole legal owner and holder of the bonds evidenced by such Global Security for all purposes of such bonds and the indenture. Except in limited circumstances as set forth in the accompanying prospectus, as an owner of a beneficial interest in a Global Security, you will not be entitled to have the bonds represented by such Global Security registered in your name, will not receive or be entitled to receive physical delivery of certificated bonds and will not be considered to be the owner or holder of any bonds under such Global Security. We understand that under existing industry practice, in the event an owner of a beneficial interest in a Global Security desires to take any action that DTC, as the holder of such Global Security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the bonds represented by the Global Securities registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Securities.

We expect that DTC (or its nominee), upon receipt of any payment of principal of, premium, if any, or interest on the Global Securities will credit the accounts of its relevant participants or account holders, as applicable, with payments in amounts proportionate to its respective beneficial interests in the principal amount of the applicable Global Security as shown on the records of DTC (or its nominee). We also expect that payments by participants or indirect participants or account holders, as applicable, to owners of beneficial interests in the Global Securities held through such participants or indirect participants or account holders will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants or account holders, as applicable. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Securities for any bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants, or the relationship between such participants or indirect participants, and the owners of beneficial interests in the Global Securities owning through such participants.

All amounts payable under the bonds will be payable in U.S. dollars, except as may otherwise be agreed between any applicable securities clearing system and any holders. Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of any applicable securities clearing system) applicable thereto. None of the trustee, us or any of our or their respective agents shall be liable to any holder of a Global Security or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith. Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

Clearstream

Clearstream Banking, société anonyme (“Clearstream”), is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to bonds held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear

Euroclear Bank S.A./N.V. (“Euroclear”) was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the bonds sold outside of the United States and cross-market transfers of the bonds associated with secondary market trading.

Although DTC, Clearstream and Euroclear are expected to follow the foregoing procedures in order to facilitate transfers of interests in a global bond among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued or changed at any time. None of the trustees, the paying agent, or us will have any responsibility for the performance by DTC, Clearstream and Euroclear or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same-Day Payment

The mortgage requires payments to be made in respect of the applicable bonds represented by the Global Securities (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the holder thereof or, if no such account is specified, by mailing a check to such holder’s registered address.

Payments (including principal, premium, if any and interest) and transfers with respect to bonds in certificated form may be executed at the office or agency maintained for such purpose within New York City and the State of New York (initially the office of the paying agent maintained for such purpose) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the applicable bonds, provided that all payments (including principal, premium, if any, and interest) on bonds in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences relating to the ownership and disposition of the bonds. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders of the bonds who purchase the bonds in this offering at their “issue price” (i.e., the first price at which a substantial amount of the bonds is sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers) and hold the bonds as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions;

•	tax-exempt organizations;

•	S corporations, entities or arrangements treated as partnerships or any other pass-through entities for U.S. federal income tax purposes;

•	insurance companies;

•	mutual funds;

•	dealers in stocks and securities;

•	traders in securities that elect the mark-to-market method of tax accounting for their securities;

•	holders that are subject to the alternative minimum tax provisions of the Code;

•	U.S. expatriates and former long-term residents of the United States;

•	U.S. Holders that have a functional currency other than the U.S. dollar;

•	personal holding companies;

•	regulated investment companies;

•	real estate investment trusts; and

•	holders that hold the bonds as part of a hedge, conversion or constructive sale transaction, straddle, wash sale, or other risk reduction transaction.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of the bonds, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partners of partnerships that are beneficial owners of the bonds are urged to consult their own tax advisors regarding the U.S. federal income tax consequences to them of owning and disposing of the bonds.

This discussion does not address U.S. federal taxes other than income tax or the tax consequences arising under the laws of any foreign, state, or local jurisdiction or under any applicable tax treaty. No ruling has or will be obtained from the IRS regarding the U.S. federal income tax consequences relating to the ownership or disposition of the bonds. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE OWNERSHIP OR DISPOSITION OF THE BONDS. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES, AND THE TAX CONSEQUENCES UNDER ANY APPLICABLE TAX TREATY, RELATING TO THE OWNERSHIP OR DISPOSITION OF BONDS IN LIGHT OF YOUR OWN SITUATION.

Certain Additional Payments

In certain circumstances (see “Description of the Bonds—Optional Redemption”), we may be obligated to pay amounts on the bonds that are in excess of interest or principal on the bonds. These potential payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the foregoing contingencies are remote and incidental contingencies as of the issue date of the bonds and do not cause the bonds to be treated as contingent payment debt instruments within the meaning of the applicable Treasury regulations. Our determination that the bonds are not contingent payment debt instruments is not binding on the IRS and it is possible that the IRS may take a different position, in which case, if such position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain realized on the sale or other taxable disposition of the bonds. The remainder of this discussion assumes that the bonds will not be treated as contingent payment debt instruments. You are urged to consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the bonds.

Tax Consequences to U.S. Holders

The following section applies only to U.S. Holders of the bonds. As used in this discussion, a “U.S. Holder” is a beneficial owner of a bond that, for U.S. federal income tax purposes, is:

•	an individual U.S. citizen or resident alien;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes, in either case, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary jurisdiction over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Payments of Interest

Stated interest on a bond will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the bonds will be issued without original issue discount for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Bonds

Upon the sale or other taxable disposition of a bond, you will recognize taxable gain or loss equal to the difference between (1) the amount of cash plus the fair market value of any other property you receive on the sale or other taxable disposition (excluding amounts attributable to accrued and unpaid interest, which will be taxed as described above under “—Payments of Interest”) and (2) your tax basis in the bond. Your tax basis in a bond generally will equal the amount you paid for the bond.

Gain or loss realized on the sale or other taxable disposition of a bond will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the bond has been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Medicare Tax

Individuals, trusts and estates that are U.S. Holders may be subject to an additional 3.8% Medicare tax on unearned income, which generally includes payments of interest as well as gain recognized on a sale or other taxable disposition of the bonds. For individuals, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and net capital gains. You are urged to consult your own tax advisors regarding the application of this additional Medicare tax to your particular circumstances.

Backup Withholding and Information Reporting

Information returns are required to be filed with the IRS in connection with payments of interest on the bonds and proceeds received from a sale or other disposition of the bonds unless you are an exempt recipient. You may also be subject to backup withholding on these payments in respect of your bonds unless you provide your taxpayer identification number and otherwise satisfy applicable requirements of the backup withholding rules or you satisfy the requirements with respect to an applicable exemption. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

The following section applies only to Non-U.S. Holders of the bonds. As used in this discussion, a “Non-U.S. Holder” is a beneficial owner of a bond that is an individual, corporation, estate, or trust that is not a U.S. Holder.

Payments of Interest

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA,” payments of interest on the bonds by us or any paying agent to you will not be subject to U.S. federal income or withholding tax under the “portfolio interest” exemption, provided that:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•

you provide, or your paying agent certifies on your behalf that it has received from you and provides a copy of, a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form), certifying, under penalties of perjury, that you are not a United States person and other relevant factual information supporting your exemption; and

•	such interest is not effectively connected with your conduct of a trade or business in the United States as described below under “—Effectively Connected Income.”

If you cannot satisfy one of the first three requirements described above and interest on the bonds is not exempt from withholding because it is effectively connected with your conduct of a trade or business in the United States as described below under “—Effectively Connected Income,” payments of interest on the bonds will be subject to withholding tax at a rate of 30% (or a lower rate specified under an applicable tax treaty, provided that you claim an exemption from (or reduction of) withholding thereunder on a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form)).

Sale or Other Taxable Disposition of the Bonds

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of a bond (such amount excludes amounts attributable to accrued and unpaid interest, which generally will be taxed as described above under “—Payments of Interest”), unless:

•

you are an individual present in the United States for 183 days or more in the year of such sale or other taxable disposition and certain other conditions are met, in which case such gain generally will be subject to U.S. federal income tax at a rate of 30% (or a lower rate specified under an applicable tax treaty) which may be offset by U.S. source capital losses, provided that you have timely filed U.S. federal income tax returns with respect to such losses; or

•	such gain is effectively connected with your conduct of a trade or business in the United States as described below under “—Effectively Connected Income.”

Effectively Connected Income

If interest or gain on a bond is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), the interest or gain will generally be taxed at regular graduated income tax rates in the same manner as if you were a U.S. Holder (but without regard to the additional Medicare tax described above). In this case, you will be exempt from the withholding tax on interest described above under “—Payments of Interest,” although you will be required to provide a properly executed IRS Form W-8ECI (or applicable successor form) in order to claim an exemption from withholding. In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your conduct of a trade or business in the United States may also be subject to a “branch profits tax” at a 30% rate (or a lower rate specified under an applicable tax treaty). For this purpose, the after-tax portion of interest received on a bond or gain recognized on the sale or other taxable disposition of a bond generally will be included in earnings and profits if the interest or gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you).

Backup Withholding and Information Reporting

Generally, the amount of interest paid and the amount of tax, if any, withheld with respect to those payments must be reported to the IRS and to you. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which you reside pursuant to an applicable tax treaty.

You may be subject to backup withholding on payments of interest on the bonds unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim the exemption from withholding tax on interest described above under “—Payments of Interest” will generally satisfy the certification requirements necessary to avoid backup withholding as well.

Proceeds from the sale or other disposition of a bond effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify, under penalties of perjury, as to your foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any proceeds from the sale or other disposition of a bond effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds from the sale or other disposition of a bond effected outside the United States by such a broker if it has certain relationships with the United States. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”), withholding may be required with respect to interest, and gross proceeds from a sale or other disposition of the bonds occurring after December 31, 2018, if paid to holders that hold their bonds through a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary). Subject to certain exceptions, a 30% withholding tax will be imposed on such payments made to (i) foreign financial institutions unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. An intergovernmental agreement between the United States and an applicable foreign country or future Treasury regulations may modify these certification and reporting requirements. If withholding is required under these rules, the appropriate amount of tax will be deducted from interest and, for sales or other dispositions occurring after December 31, 2018, from the proceeds of the sale or other disposition of the bonds, and only the remaining amount will be paid over to you. You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to your investment in the bonds.

UNDERWRITING (CONFLICTS OF INTEREST)

We intend to offer the bonds through the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement, we have agreed to sell to the underwriters for whom BNP Paribas Securities Corp., J.P. Morgan Securities LLC and Mitsubishi UFJ Securities (USA), Inc. are acting as representatives (the “representatives”), and the underwriters severally have agreed to purchase from us, the principal amount of the bonds listed opposite their names below.

Underwriter	Principal Amount
J.P. Morgan Securities LLC	$101,500,000
BNP Paribas Securities Corp.	84,000,000
Mitsubishi UFJ Securities (USA), Inc.	84,000,000
Barclays Capital Inc.	17,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	17,500,000
U.S. Bancorp Investments, Inc.	17,500,000
Wells Fargo Securities, LLC	17,500,000
Loop Capital Markets LLC	10,500,000

Total	$350,000,000

The underwriters have agreed to purchase all of the bonds sold pursuant to the underwriting agreement if any of these bonds are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Delivery of the bonds is expected to be made against payment therefor on or about the settlement date set forth on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds on the date of this prospectus supplement or the following business day will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the bonds who wish to trade the bonds on the date of this prospectus supplement or on the following business day should consult their advisors.

Discount

We will pay the underwriters a discount of 0.650% per bond. The following table shows the total underwriters’ discount that we are to pay to the underwriters in connection with this offering.

Per bond	0.650%

Total	$2,275,000

Bonds sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any bonds sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.400% of the principal amount of the bonds. Any such securities dealers may resell any bonds purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.250% of the principal amount of the bonds. If all the bonds are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

The expenses of the offering, not including the underwriters’ discount, are estimated to be $150,000 and are payable by us.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the bonds. These stabilization transactions consist of bids or purchases to peg, fix or maintain the price of the bonds. If the underwriters create a short position on the bonds in connection with the offering, that is, if they sell more bonds than are on the cover page of this prospectus supplement, the underwriters may reduce the short positions by purchasing bonds in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriters’ discount received by it because the representatives have repurchased bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the bonds. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their affiliates have provided and in the future may continue to provide investment banking, commercial banking, corporate trust and other financial services, including the provision of credit facilities, to us and our affiliates in the ordinary course of business for which they have received and will receive customary compensation.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Conflicts of Interest

Certain of the underwriters or their affiliates may hold a portion of the commercial paper that we intend to repay using the net proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive more than 5% of the net proceeds of the offering, and in that case such underwriter would be deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of the bonds in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of bonds which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by Westar for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of bonds shall result in a requirement for Westar or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

This prospectus supplement and the accompanying prospectus are directed solely at persons who (i) are outside the United Kingdom or (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49(2)(A) through (D) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or (iv) are person to whom it may otherwise lawfully be communicated (all such persons together being referred to as “Relevant Persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on by persons who are not Relevant Persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is available only to, and will only be engaged in with, Relevant Persons in circumstances in which Section 21(1) of the United Kingdom Financial Services and Markets Act 2000 (“FSMA”) does not apply to us. All applicable provisions of the FSMA must be complied with in respect to anything done or to be done by the underwriters in relation to any common shares in, from or otherwise involving the United Kingdom.

Canada

The bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Various legal matters relating to the offering will be passed upon for us by Larry D. Irick, Esq., our Vice President, General Counsel and Corporate Secretary, and Baker Botts L.L.P., New York, New York. As of June 13, 2016, Mr. Irick beneficially owned a number of shares of our common stock, including restricted share units, which represented less than 0.1% of the total outstanding common stock. Hunton & Williams LLP, New York, New York, will issue an opinion on certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from Westar Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Westar Energy, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

The following are types of securities that may be offered and sold under this prospectus:

• Common stock	• Unsecured subordinated debt securities
• Preferred stock	• First mortgage bonds
• Preference stock	• Warrants
• Depositary shares	• Purchase contracts
• Unsecured senior debt securities	• Units

Our common stock is listed on the New York Stock Exchange under the ticker symbol “WR.” On March 16, 2016, the closing price on the New York Stock Exchange for our common stock was $47.82.

We will describe in the prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

• Maturity	• Dividends	• Conversion or exchange rights
• Interest rate	• Redemption terms	• Liquidation amount
• Sinking fund terms	• Listing on a securities exchange
• Currency of payments	• Amount payable at maturity

Investing in these securities involves certain risks. See “Item 1A—Risk Factors” beginning on page 15 of our annual report on Form 10-K for the year ended December 31, 2015 which is incorporated by reference herein.

The Securities and Exchange Commission and state securities commissions have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is March 18, 2016

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of such securities is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We refer to Westar Energy, Inc. in this prospectus as “Westar” or “we,” “us,” “our” or comparable terms and to Kansas Gas and Electric Company as “KGE.”

i

THE COMPANY

Westar Energy, Inc., a Kansas corporation incorporated in 1924, is the largest electric utility in Kansas. We provide electric generation, transmission and distribution services to approximately 700,000 customers in central and northeastern Kansas, including the cities of Topeka, Lawrence, Manhattan, Salina and Hutchinson. Kansas Gas and Electric Company (KGE), Westar Energy’s wholly-owned subsidiary, provides these services in south-central and southeastern Kansas, including the city of Wichita. Both Westar and KGE conduct business using the name Westar Energy.

Our principal executive offices are located at 818 South Kansas Avenue, Topeka, Kansas 66612. Our telephone number is (785) 575-6300. We maintain a website at http://www.WestarEnergy.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the Securities and Exchange Commission, or SEC, incorporated by reference in this prospectus. For instructions on how to find copies of these and our other filings incorporated by reference in this prospectus, see the section of this prospectus captioned “Available Information.”

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus or incorporated by reference into this prospectus are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “estimate,” “intend” and words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning matters such as, but not limited to:

•	amount, type and timing of capital expenditures,

•	earnings,

•	cash flow,

•	liquidity and capital resources,

•	litigation,

•	accounting matters,

•	possible corporate restructurings, acquisitions and dispositions,

•	compliance with debt and other restrictive covenants,

•	interest rates and dividends,

•	environmental matters,

•	regulatory matters,

•	nuclear operations, and

•	the overall economy of our service area and its impact on our customers’ demand for electricity and their ability to pay for service.

What happens in each case could vary materially from what we expect because of such things as:

•

risks related to operating in a heavily regulated industry that is subject to unpredictable political, legislative, judicial and regulatory developments, which can impact our operations, results of operations and financial condition,

•

the difficulty of predicting the magnitude and timing of changes in demand for electricity, including with respect to emerging competing services and technologies and conservation and energy efficiency measures,

•	the impact of weather conditions, including as it relates to sales of electricity and prices of energy commodities,

•	equipment damage from storms and extreme weather,

•	economic and capital market conditions, including the impact of inflation or deflation, changes in interest rates, the cost and availability of capital and the market for trading wholesale energy,

•	the impact of changes in market conditions on employee benefit liability calculations and funding obligations, as well as actual and assumed investment returns on invested plan assets,

•	the impact of changes in estimates regarding our Wolf Creek Generating Station (Wolf Creek) decommissioning obligation,

•	the existence or introduction of competition into markets in which we operate,

•	the impact of changing laws and regulations relating to air and greenhouse gas emissions, water emissions, waste management and other environmental matters,

•

risks associated with execution of our planned capital expenditure program, including timing and receipt of regulatory approvals necessary for planned construction and expansion projects as well as the ability to complete planned construction projects within the terms and time frames anticipated,

•	cost, availability and timely provision of equipment, supplies, labor and fuel we need to operate our business,

•	availability of generating capacity and the performance of our generating plants,

•	changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown or required modification of nuclear generating facilities,

•

additional regulation due to Nuclear Regulatory Commission oversight to ensure the safe operation of Wolf Creek, either related to Wolf Creek’s performance, or potentially relating to events or performance at a nuclear plant anywhere in the world,

•	uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal,

•	homeland and information and operating systems security considerations,

•	changes in accounting requirements and other accounting matters,

•

changes in the energy markets in which we participate resulting from the development and implementation of real time and next day trading markets, and the effect of the retroactive repricing of transactions in such markets following execution because of changes or adjustments in market pricing mechanisms by regional transmission organizations and independent system operators,

•	reduced demand for coal-based energy because of actual or potential climate impacts and the development of alternate energy sources,

•	current and future litigation, regulatory investigations, proceedings or inquiries,

•	cost of fuel used in generation and wholesale electricity prices, and

•

other factors discussed elsewhere in this report and in our Annual Report on Form 10-K for the year ended December 31, 2015, including in “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other reports we file from time to time with the SEC.

These lists are not all-inclusive because it is not possible to predict all factors. All forward-looking statements are qualified by the risks described in the documents incorporated by reference into this prospectus and any supplement to this prospectus. In addition, investors should consider the other information contained in or incorporated by reference into this prospectus and any prospectus supplement. See “Available Information” and “Incorporation of Certain Documents by Reference.” Any forward-looking statement speaks only as of the date such statement was made, and we are not obligated to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes including, but not limited to, funding our operations, acquiring capital equipment and repaying debt. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratios of earnings to fixed charges for the periods indicated.

For the Fiscal Years Ended December 31,
2015	2014	2013	2012	2011
2.85	2.80	2.64	2.60	2.36

Earnings consist of earnings from continuing operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, interest on uncertain tax positions, interest on corporate-owned life insurance policies, amortization of debt discount and expense, and the portion of rental expense that represents an interest factor. Earnings from continuing operations consist of income from continuing operations before income taxes, cumulative effects of accounting changes and preferred dividends adjusted for undistributed earnings from equity investees.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

For the Fiscal Years Ended December 31,
2015	2014	2013	2012 (1)	2011
2.85	2.80	2.64	2.57	2.35

(1)	In May 2012, Westar Energy provided an irrevocable notice of redemption to holders of all of Westar Energy’s outstanding shares of preferred stock. Accordingly, we recognized the redemption premium as a preferred stock dividend during the three months ended June 30, 2012. There are currently no shares of any series of preferred stock outstanding.

For purposes of calculating the ratio of earnings to combined fixed charges and preferred dividends, earnings consist of earnings from continuing operations, fixed charges and distributed income of equity investees. Fixed charges consist of all interest on indebtedness, interest on uncertain tax positions, interest on corporate-owned life insurance policies, amortization of debt discount and expense, and the portion of rental expense that represents an interest factor. Earnings from continuing operations consists of income from continuing operations before income taxes, cumulative effects of accounting changes and preferred dividends adjusted for undistributed earnings from equity investees. Preferred dividend requirements consist of an amount equal to the pre-tax earnings that would be required to meet dividend requirements on preferred stock.

DIVIDEND POLICY

Holders of our common stock are entitled to dividends when and as declared by our board of directors. However, if any preferred stock is outstanding, prior to the payment of common dividends, dividends must first be paid to the holders of preferred stock based on the fixed dividend rate for each series. Our articles of incorporation restrict the payment of dividends or the making of other distributions on our common stock while any shares of our preferred stock remain outstanding unless certain capitalization ratios and other conditions are met. See “Description of Capital Stock.”

Quarterly dividends on common stock and, when outstanding, preferred stock have historically been paid on or about the first business day of January, April, July and October to shareholders of record as of or about the ninth day of the preceding month. Our board of directors reviews our common stock dividend policy from time to time. Among the factors the board of directors considers in determining our dividend policy are earnings, cash flows, capitalization ratios, regulation, competition and financial loan covenants. On February 24, 2016, we declared a first-quarter 2016 dividend of $0.38 per share on our common stock, payable on April 1, 2016.

DESCRIPTION OF CAPITAL STOCK

The statements made under this caption include summaries of certain provisions contained in our articles of incorporation and by-laws. These statements do not purport to be complete and are qualified in their entirety by reference to such articles of incorporation and by-laws.

As used in this section of this prospectus under the caption “Description of Capital Stock,” the terms “we,” “us” and “our” refer solely to Westar Energy, Inc. and such references do not include any subsidiaries of Westar Energy, Inc.

Our authorized capital stock under the articles of incorporation consists of 275,000,000 shares of common stock, $5.00 par value, 6,000,000 shares of preferred stock, no par value, 600,000 shares of preferred stock, $100.00 par value, and 4,000,000 shares of preference stock, no par value.

Common Stock

Our authorized common stock consists of 275,000,000 shares, $5.00 par value, of which 141,353,426 shares were issued and outstanding as of December 31, 2015. The issued and outstanding shares of common stock are, and any shares of common stock issued will be, fully paid and non-assessable. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. As of December 31, 2015, there were 17,766 holders of record of our common stock. The articles of incorporation do not provide for preemptive or other subscription rights of the holders of common stock. Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Our articles of incorporation limit the payment of dividends or other distributions on the common stock under certain conditions. As long as there is any preferred stock outstanding, we cannot pay dividends or other distributions on common stock unless all past preferred stock dividends have been paid and all preferred stock dividends payable in the current quarter have been paid or declared and a sum sufficient for their payment set aside.

In addition, as long as there is any preferred stock outstanding, dividends or distributions on our common stock may be limited depending on our capitalization ratio (“Capitalization Ratio”), which is defined in our articles of incorporation as a fraction, the numerator of which is the total of common stock, preference stock (together, “Subordinated Stock”), premium on Subordinated Stock and surplus accounts subject to certain adjustments, and the denominator of which is long term debt and the total stated capital or par value of all issued and outstanding capital stock of all classes, including premium thereon and surplus accounts subject to certain adjustments. The Capitalization Ratio is measured at the end of the second calendar month immediately preceding the date of the proposed dividend or distribution and after giving effect to such proposed dividend or distribution and is calculated on an unconsolidated basis.

If the Capitalization Ratio is less than 20%, then total dividends and distributions on all Subordinated Stock for the 12 months ending with and including the date of the proposed payment may not exceed 50% of Available Net Income, which is defined as total net income available for dividends on Subordinated Stock for the 12 calendar months ending with and including the second calendar month immediately preceding the date of the proposed payment, subject to certain adjustments. If the Capitalization Ratio is at least 20% but less than 25%, then total dividends and distributions on all Subordinated Stock may not exceed 75% of Available Net Income. Except to the extent permitted by the foregoing, we may not pay any dividends or make distributions on Subordinated Stock that would reduce the Capitalization Ratio to less than 25%, and dividends and distributions on common stock may only be paid out of surplus or net profits legally available for the payment of dividends.

As of December 31, 2015, our Capitalization Ratio exceeded 25%.

Preferred Stock

We are authorized to issue 6,600,000 shares of preferred stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by our board of directors prior to the issuance of any shares thereof. Each series may differ from each other series already outstanding as may be declared from time to time by our board of directors in the following respects: (1) the rate of dividend; (2) the amount per share, if any, which the preferred stock shall be entitled to receive upon the redemption of such shares, our liquidation, the distribution or sale of assets or our dissolution or winding up; (3) terms and conditions of conversion, if any; and (4) terms of sinking fund, redemption or purchase account, if any.

There are currently no shares of any series of preferred stock outstanding.

The preferred stock has special voting rights that are triggered when dividends on the stock are in default in an amount equal to four or more quarterly dividends, whether or not consecutive. If dividends are not paid for four or more dividend periods on all series of preferred stock then outstanding, the holders of the preferred stock are entitled to elect the smallest number of directors necessary to constitute a majority of the full board of directors until such unpaid dividends shall be paid.

As long as any preferred stock is outstanding, we may not, without the consent of the holders of at least two-thirds of the preferred stock then outstanding, voting as a class:

(1) define or specify preferences, qualifications, limitations or other rights for authorized but unissued shares of preferred stock superior to those of outstanding shares of such stock (except for differences described in items (2) through (4) in the first paragraph under the caption “—Preferred Stock”) or amend, alter, change or repeal any of the express terms or provisions of the then outstanding preferred stock in a manner substantially prejudicial to the holders thereof; or

(2) issue or sell any preferred stock or any class of stock ranking prior to or on a parity with the preferred stock other than in exchange for or for the purpose of effecting the retirement of not less than a like number of shares of preferred stock or shares of stock ranking prior to or on a parity therewith or securities convertible into not less than a like number of such shares unless:

•

our aggregate capital applicable to common stock and preference stock plus surplus equals the involuntary liquidation preference of all preferred stock and any such other stock ranking prior thereto or on a parity therewith, and

•

our net earnings (as defined in our articles of incorporation) for a period of 12 consecutive calendar months within the 15 calendar months preceding the date of issuance, available for the payment of dividends, shall be at least two times the annual dividend requirements on the preferred stock and on any such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance, and the net earnings (as defined in our articles of incorporation), for the same period, available for payment of interest shall be at least one and one-half times the sum of annual interest requirements and dividend requirements on preferred stock and such other stock ranking prior thereto or on a parity therewith after giving effect to the proposed issuance.

As long as any preferred stock is outstanding, the articles of incorporation also provide that without the consent of the holders of at least a majority of the preferred stock then outstanding, voting as a class, or if more than one-third shall vote negatively, we shall not:

(1) merge or consolidate with or into any other corporation;

(2) sell, lease or exchange all or substantially all of our property or assets unless the fair value of our net assets after completion of such transaction shall at least equal the liquidation value of all outstanding shares of preferred stock; or

(3) reacquire or pay any dividends or make any other distribution upon shares of the preference stock or the common stock or any other class of our stock over which the preferred stock has preference with respect to the payment of dividends or the distribution of assets, unless after any such action the sum of:

•	the capital represented by our outstanding preference stock, common stock or other stock over which the preferred stock has preference,

•	our earned surplus, and

•	our capital surplus,

in each case on an unconsolidated basis, shall not be less than the sum of $10,500,000 plus an amount equal to twice the annual dividend requirement on all outstanding shares of preferred stock and on any such other stock ranking prior thereto or on a parity therewith.

Preference Stock

We are authorized to issue 4,000,000 shares of preference stock, which may be issued from time to time in one or more series, each such series to have such distinctive designation or title as may be fixed by the board of directors prior to the issuance of any shares thereof.

Each series may differ from each other series already outstanding, as may be declared from time to time by the board of directors, in the following respects:

•	the rate of dividend;

•	whether shares of preference stock are subject to redemption, and if so, the amount or amounts per share which the shares of such series would be entitled to receive in case of redemption;

•	the amounts payable in the case of our liquidation, the distribution or sale of our assets or our dissolution or winding up;

•	terms and conditions of conversion, if any;

•	terms of sinking fund, redemption or purchase account, if any; and

•	any designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof.

There are currently no shares of our preference stock outstanding.

Certain Provisions of Westar Energy’s Articles and By-laws

Article XVII of the articles of incorporation requires the affirmative vote of the holders of not less than 80% of the outstanding shares of common and preferred stock entitled to vote and the affirmative vote of the holders of not less than a majority of the outstanding shares of stock entitled to vote held by any shareholders other than any shareholder, together with its affiliates and associates, which becomes the beneficial owner of 10% or more of the outstanding shares entitled to vote (an Interested Stockholder), to approve or authorize certain “business combinations” (including any merger, consolidation, self-dealing transaction, recapitalization or reclassification or issuance of stock) with an Interested Stockholder.

Article XVII does not apply to any business combination with an Interested Stockholder:

(1) that has been approved by a majority of the directors of the company who were members of our board of directors immediately prior to the time an Interested Stockholder involved in a business combination became an Interested Stockholder, or

(2) in which the cash or fair market value of the consideration offered in such business combination is not less than the highest price per share paid by the Interested Stockholder in acquiring any of its holdings of each class of our capital stock.

Our articles of incorporation and by-laws provide for a classified board of directors consisting of not less than seven nor more than fifteen directors. The directors are divided into three classes as nearly equal in number as may be, and directors are elected to serve a term of three years. Under the by-laws, directors may be removed only for cause as set forth therein. Provisions in our by-laws relating to the classified board of directors and removal of directors may only be amended, altered or repealed by the affirmative vote of at least 80% of the outstanding shares entitled to vote in any election.

DESCRIPTION OF DEPOSITARY SHARES

The description set forth below and in any prospectus supplement of certain provisions of the deposit agreement and of the depositary shares and depositary receipts does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock or preference stock.

General

We may, at our option, elect to have shares of preferred stock or preference stock be represented by depositary shares. The shares of any series of the preferred stock or preference stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us as the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock or preference stock underlying such depositary share, to all the rights and preferences of the preferred stock or preference stock underlying such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock or preference stock described in the applicable prospectus supplement.

Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock or preference stock underlying the depositary shares.

Except as otherwise indicated in a prospectus supplement, the following provides a description of the depositary shares and the deposit agreement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock or preference stock to the record holders of depositary shares representing such preferred stock or preference stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto or the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders. The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights offered by us to holders of preferred stock or preference stock shall be made available to holders of depositary shares.

Conversion and Exchange

If any preferred stock or preference stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of depositary shares will have the right or obligation to convert or exchange such depositary shares pursuant to the terms thereof.

Redemption of Depositary Shares

If preferred stock or preference stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock or preference stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock or preference stock underlying the depositary shares. Whenever we redeem preferred stock or preference stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock or preference stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by us.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds deposited by us with the depositary for any depositary shares which the holders thereof fail to redeem shall be returned to us after a period of two years from the date such funds are so deposited.

Voting

Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock or preference stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock or preference stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock or preference stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock or preference stock underlying such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock or preference stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary; provided, however, that any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock or preference stock and any exchange or redemption of the preferred stock or preference stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

We, or at our option, the depositary, will forward to the holders of depositary shares all reports and communications from us which we are required to furnish to the holders of preferred stock or preference stock.

Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstances beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our duties thereunder and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a period of 90 days shall have expired after the depositary has delivered to us written notice of its election to resign and a successor depositary shall not have been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred or preference stock certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing preferred stock, preference stock, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

DESCRIPTION OF DEBT SECURITIES

Our debt securities, consisting of notes, debentures or other evidences of indebtedness, may be issued from time to time in one or more series:

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in the case of senior debt securities, under a senior indenture dated August 1, 1998, which we refer to as the senior indenture, between us and Deutsche Bank Trust Company Americas, formerly known as Bankers Trust Company, as trustee (the trustee); and

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in the case of subordinated debt securities, under a subordinated indenture, which we refer to as the subordinated indenture, to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

The senior indenture is included, and the subordinated indenture will be substantially in the form included, as exhibits to the registration statement of which this prospectus is a part.

Because the following is only a summary of the indentures and the debt securities, it does not contain all information that you may find useful. For further information about the indentures and the debt securities, you should read the indentures. As used in this section of this prospectus under the caption “Description of Debt Securities,” the terms “we,” “us” and “our” refer solely to Westar Energy, Inc. and such references do not include any subsidiaries of Westar Energy, Inc.

General

The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “—Certain Terms of the Subordinated Debt Securities—Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a prospectus supplement. The prospectus supplement will set forth the following terms, as applicable, of the debt securities offered thereby:

(1) the designation, aggregate principal amount, currency or composite currency and denominations;

(2) the price at which such debt securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;

(3) the maturity date and other dates, if any, on which principal will be payable;

(4) the interest rate (which may be fixed or variable), if any;

(5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

(6) the manner of paying principal and interest;

(7) the place or places where principal and interest will be payable;

(8) the terms of any mandatory or optional redemption by the company or any third party including any sinking fund;

(9) the terms of any conversion or exchange;

(10) the terms of any redemption at the option of holders or put by the holders;

(11) any tax indemnity provisions;

(12) if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining such payments;

(13) the portion of principal payable upon acceleration of a Discounted Debt Security (as defined below);

(14) whether and upon what terms debt securities may be defeased;

(15) any events of default or covenants in addition to or in lieu of those set forth in the indentures;

(16) provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

(17) the right, if any, to “reopen” a series of debt securities and issue additional debt securities of such series; and

(18) any additional provisions or other special terms not inconsistent with the provisions of the indentures, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities.

Debt securities of any series may be issued as registered debt securities, bearer debt securities or uncertificated debt securities, and in such denominations as specified in the terms of the series. In connection with its original issuance, no bearer security will be offered, sold or delivered to any location in the United States, and a bearer security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by the company to comply with United States laws and regulations. You may present debt securities for exchange and for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indentures.

Debt securities will bear interest at a fixed rate or a floating rate. Securities may be issued under the senior or subordinated indentures as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. “Discounted Debt Security” means a security where the amount of principal due upon acceleration is less than the stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the relevant prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

We only have a shareholder’s claim on the assets of our subsidiaries. This shareholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries (other than subsidiary guarantors). Holders of our debt securities are our creditors and not creditors of any of our subsidiaries (other than subsidiary guarantors). As a result, all the existing and future liabilities of our subsidiaries (other than any subsidiary guarantors with respect to any series of debt securities that may be guaranteed), including any claims of their creditors, are effectively senior to the debt securities with respect to the assets of our subsidiaries.

Our ability to pay our obligations, including our obligation to pay interest on the debt securities, to repay the principal amount of the debt securities at maturity or upon redemption or to buy back the debt securities will depend in part upon our subsidiaries’ earnings and their distribution of those earnings to us and upon our subsidiaries repaying investments and advances we have made to them. Our subsidiaries are separate and distinct legal entities and, except for any subsidiary guarantors with respect to any guarantees, have no obligation, contingent or otherwise, to pay any amounts due on the debt securities or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. Our indentures will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us. Our Credit Agreement, dated as of February 18, 2011 and as amended from time to time, and our

Fourth Amended and Restated Credit Agreement, dated as of September 29, 2011 and as amended from time to time, limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

The debt securities are unsecured obligations. Our secured debt is effectively senior to the debt securities to the extent of the value of the assets securing such secured debt. Substantially all of our utility assets are subject to liens under the mortgage pursuant to which we have issued our first mortgage bonds.

Certain Terms of the Senior Debt Securities

Our obligations under the senior debt securities, including the payment of principal, premium, if any, any interest, may be fully and unconditionally guaranteed by one or more of our wholly-owned subsidiaries named in a prospectus supplement. Such guarantees will rank equally with all other general unsecured and unsubordinated obligations of such subsidiary guarantors.

Certain Covenants

Any covenants which may apply to a particular series of senior debt securities will be described in the prospectus supplement relating thereto.

Successor Obligor

The senior indenture provides that, unless otherwise specified in the securities resolution or supplemental indenture establishing a series of senior debt securities, we shall not consolidate with or merge into, or transfer all or substantially all of its assets to, any person in any transaction in which we are not the survivor, unless:

(1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof;

(2) the person assumes by supplemental indenture all of our obligations under the senior indenture, the senior debt securities and any coupons;

(3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

(4) immediately after the transaction no Default (as defined in “—Default and Remedies”) exists.

The successor shall be substituted for us, and thereafter all our obligations under the senior indenture, the senior debt securities and any coupons shall terminate.

Exchange of Debt Securities

Registered senior debt securities may be exchanged for an equal aggregate principal amount of registered senior debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered senior debt securities at an agency maintained by us for such purpose and upon fulfillment of all other requirements of such agent.

Default and Remedies

Unless the securities resolution or supplemental indenture establishing the series otherwise provides (in which event the prospectus supplement will so state), an “Event of Default” with respect to a series of senior debt securities will occur if:

(1) an Obligor defaults in any payment of interest on any senior debt securities of such series when the same becomes due and payable and the default continues for a period of 60 days;

(2) an Obligor defaults in the payment of the principal and premium, if any, of any senior debt securities of such series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise and such default shall continue for five or more days;

(3) an Obligor defaults in the payment or satisfaction of any sinking fund obligation with respect to any senior debt securities of such series as required by the securities resolution or supplemental indenture establishing such series and the default continues for a period of 60 days;

(4) an Obligor defaults in the performance of any of its other agreements applicable to the series and the default continues for 90 days after the notice specified below;

(5) an Obligor pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian for it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against an Obligor in an involuntary case,

(B) appoints a Custodian for an Obligor or for all or substantially all of its property, or

(C) orders the liquidation of an Obligor, and the order or decree remains unstayed and in effect for 60 days; or

(7) there occurs any other Event of Default provided for in such series.

The term “Bankruptcy Law” means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time would be, an Event of Default. A Default under subparagraph (4) above is not an Event of Default until the trustee or the holders of at least 33-1/3% in principal amount of the series notify us of the Default and we do not cure the Default within the time specified after receipt of the notice.

For purposes of this section, the term “Obligor” shall mean each of us and any subsidiary guarantor identified in a securities resolution or supplemental indenture, in each case excluding such entity’s subsidiaries.

If an Event of Default occurs and is continuing on a series, the trustee by notice to the Company, or the holders of at least 33-1/3% in principal amount of the series by notice to the Company and the trustee, may declare the principal of and accrued interest on all the securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount.

The holders of a majority in principal amount of the series by notice to the trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

The trustee may require indemnity satisfactory to it before it enforces the senior indenture or the senior debt securities of the series. Subject to certain limitations, holders of a majority in principal amount of the senior debt securities of the series may direct the trustee in its exercise of any trust or power with respect to such series. The trustee is required, within 90 days after the occurrence thereof, to give to the holders of the senior debt securities notice of all Defaults known to the trustee to have occurred and be continuing. Except in the case of Default in payment on a series, the trustee may withhold from holders of such series notice of any continuing Default if the trustee determines that withholding notice is in the interest of such holders. We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the senior indenture.

The failure to redeem any senior debt securities when such redemption is subject to the occurrence of a condition prior to redemption, is not an Event of Default if any event on which such redemption is so conditioned does not occur and is not waived before the scheduled redemption date.

The senior indenture does not have a cross-default provision. Thus, a default by any Obligor on any other debt, including any other series of senior debt securities, would not constitute an Event of Default.

Amendments and Waivers

Unless the securities resolution or supplemental indenture otherwise provides (in which event the applicable prospectus supplement will so state), the senior debt securities and the senior indenture may be amended with the consent of the holders of a majority in principal amount of the senior debt securities of all series affected voting as one class. Unless the securities resolution or supplemental indenture otherwise provides (in which event the applicable prospectus supplement will so state), a Default on a particular series may be waived with the consent of the holders of a majority in principal amount of the senior debt securities of the series, except for a Default in payment of interest or principal or a Default in respect of a provision of the senior indenture that cannot be amended without the consent of each holder affected. However, without the consent of each holder affected, no amendment or waiver may:

(1) reduce the amount of senior debt securities whose holders must consent to an amendment or waiver;

(2) reduce the interest on or change the time for payment of interest on any senior debt security;

(3) change the fixed maturity of any senior debt security;

(4) reduce the principal of any non-Discounted Debt Security or reduce the amount of the principal of any Discounted Debt Security that would be due on acceleration thereof;

(5) change the currency in which the principal or interest on a senior debt security is payable;

(6) make any change that materially adversely affects the right to convert any senior debt security; or

(7) change the provisions of the senior indenture regarding waiver of Defaults and amendments, except to increase the amount of senior debt securities whose holders must consent to an amendment or waiver, or to provide that other provisions of the senior indenture cannot be amended or waived without the consent of each holder affected thereby.

Without the consent of any holder, the senior indenture or the senior debt securities may be amended:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for assumption of our obligations to securityholders in the event of a merger or consolidation requiring such assumption;

(3) to provide that specific provisions of the indenture shall not apply to a series of senior debt securities not previously issued;

(4) to create a series and establish its terms;

(5) to provide for a separate trustee for one or more series; or

(6) to make any change that does not materially adversely affect the rights of any holder.

Legal Defeasance and Covenant Defeasance

Senior debt securities of a series may be defeased in accordance with their terms and, unless the securities resolution or supplemental indenture establishing the terms of the series otherwise provides, as set forth below. We at any time may terminate as to a series all of our obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a debt security, to replace destroyed, lost or stolen senior debt securities and coupons and to maintain paying agencies in respect of the debt securities) with respect to the senior debt securities of the series and any related coupons and the senior indenture (legal defeasance). We at any time may terminate as to a series our obligations with respect to any restrictive covenants which may be applicable to a particular series (covenant defeasance).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, a series may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, a series may not be accelerated by reference to any covenant which may be applicable to a series.

To exercise either defeasance option as to a series, we must (1) irrevocably deposit in trust (the defeasance trust) with the trustee or another trustee, money or U.S. Government Obligations, (2) deliver a certificate from a public accounting firm registered with the Public Company Accounting Oversight Board, expressing such firm’s opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all senior debt securities of such series to maturity or redemption, as the case may be, and (3) comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes.

“U.S. Government Obligations” means direct obligations of the United States or any agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States pledged for payment and which are not callable at the issuer’s option, or certificates representing an ownership interest in such obligations.

Regarding the Trustee

Unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the senior debt securities. We may remove the trustee with or without cause if we so notify the trustee three months in advance and if no Default occurs during the three-month period. The trustee provides services to us as a depository of funds, registrar, trustee and similar services.

Certain Terms of the Subordinated Debt Securities

Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination, or otherwise as described in the prospectus supplement relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

Subordination

The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all our Senior Indebtedness (defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

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all of the indebtedness of that person for money borrowed, including any indebtedness secured by a mortgage, conditional sales contract or other lien which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other securities sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

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all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

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all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any subsidiary guarantor to which we and such guarantor are a party, including our, and the subsidiary guarantors’, guarantees of each others’ debt securities and other indebtedness for borrowed money, constitute Senior Indebtedness for purposes of the subordinated debt indenture.

Convertible Debt Securities

The terms, if any, on which debt securities being offered may be exchanged for or converted into other debt securities or shares of preferred stock, preference stock, common stock or other securities or rights of ours (including rights to receive payments in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or securities of other issuers or any combination of the foregoing will be set forth in the prospectus supplement for such debt securities being offered.

Unless otherwise indicated in the prospectus supplement, the following provisions will apply to debt securities being offered that may be exchanged for or converted into capital stock:

The holder of any debt securities convertible into capital stock will have the right exercisable at any time during the time period specified in the prospectus supplement, unless previously redeemed by us, to convert such debt securities into shares of capital stock, which may include preferred stock, preference stock or common stock, as specified in the prospectus supplement, at the conversion rate for each $1,000 principal amount of debt securities set forth in the prospectus supplement, subject to adjustment.

The holder of a convertible debt security may convert a portion thereof which is $1,000 or any multiple of $1,000. In the case of debt securities called for redemption, conversion rights will expire at the close of business on the business day prior to the date fixed for redemption as may be specified in the prospectus supplement, except that in the case of redemption at the option of the debt security holder, if applicable, such right will terminate upon receipt of written notice of the exercise of such option.

Unless the terms of the specific debt securities being offered provide otherwise, in certain events, the conversion rate for debt securities convertible into common stock will be subject to adjustment as set forth in the applicable indenture if we:

•	pay a dividend or make a distribution on our common stock in shares of our common stock;

•	subdivide our outstanding shares of common stock into a greater number of shares;

•	combine our outstanding shares of common stock into a smaller number of shares;

•	pay a dividend or make a distribution on our common stock in shares of our capital stock other than common stock;

•	issue by reclassification of our common stock in shares of our capital stock;

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issue to all holders of our common stock rights, options or warrants to subscribe for or purchase shares of our common stock, or any securities convertible into or exchangeable for shares of our common stock, or rights, options, or warrants to subscribe for or purchase such convertible or exchangeable securities at a price per share lower than the current market price on the date of such issuance; or

•	distribute to all holders of our common stock any of our assets or debt securities or any rights or warrants to purchase our assets or debt securities.

No adjustment of the conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such rate. The conversion rate for debt securities convertible into securities other than our common stock may be subject to adjustment pursuant to the applicable securities resolution.

Convertible debt securities surrendered for conversion between the record date for an interest payment, if any, and the interest payment date, except convertible debt securities called for redemption on a redemption date during such period, must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive.

DESCRIPTION OF FIRST MORTGAGE BONDS

The first mortgage bonds will be issued under and secured by the Mortgage and Deed of Trust, dated July 1, 1939, between us and The Bank of New York Mellon Trust Company, N.A., as successor to BNY Midwest Trust Company, as successor to Harris Trust and Savings Bank, as trustee, as supplemented and amended by supplemental indentures. We refer to the original mortgage, as so supplemented and amended, as the mortgage. All the first mortgage bonds issued or issuable under the mortgage are referred to as the “bonds.” We have summarized below the material provisions of the mortgage and the bonds or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and you should refer to the mortgage itself, which describes completely the terms and definitions summarized below and contains additional information about the bonds.

Issuance of Additional Bonds

The bonds, when issued, may rank equally with the bonds of other series then outstanding, and may be issued having dates, maturities, interest rates, redemption prices and other terms as may be determined by our board of directors. Additional bonds may be issued under the mortgage in principal amounts not exceeding the sum of:

(1) 60% (so long as any bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%) of the net bondable value of property additions not subject to an unfunded prior lien;

(2) the principal amount of bonds retired or to be retired (except out of trust monies); and

(3) the amount of cash deposited with the trustee for such purpose, which may thereafter be withdrawn upon the same basis that additional bonds are issuable under (1) or (2) above.

Additional bonds may not be issued on the basis of property additions subject to an unfunded prior lien.

In addition to the restrictions discussed above, so long as any bonds issued prior to January 1, 1997 remain outstanding, additional bonds may not be issued unless our unconsolidated net earnings available for interest, depreciation and property retirements for a period of any 12 consecutive months during the period of 15 calendar months immediately preceding the first day of the month in which the application for authentication and delivery of additional bonds is made shall have been not less than the greater of two times (two and one-half times after all bonds issued prior to January 1, 1997 are no longer outstanding) the annual interest charges on, and 10% of the principal amount of, all bonds then outstanding, all additional bonds then applied for, all outstanding prior lien bonds and all prior lien bonds, if any, then being applied for.

The net earnings test referred to in the previous paragraph need not be satisfied to issue additional bonds:

•

on the basis of property additions subject to an unfunded prior lien which simultaneously will become a funded prior lien, if application for the issuance of the additional bonds is made at any time after a date two years prior to the date of the maturity of the bonds secured by the prior lien; and

•	on the basis of the payment at maturity of bonds heretofore issued by us, or the redemption, conversion or purchase of bonds, after a date two years prior to the date on which those bonds mature.

We have reserved the right to amend the mortgage to eliminate the foregoing requirement. See “—Modification of the Mortgage.”

Release and Substitution of Property

The mortgage provides that, subject to various limitations, property may be released from the lien thereof on the basis of cash deposited with the trustee, bonds or purchase money obligations delivered to the trustee, prior lien bonds delivered to the trustee, or unfunded net property additions certified to the trustee. The mortgage also permits the withdrawal of cash against the certification to the trustee of gross property additions at 100%, or the net bondable value of property additions at 60% (so long as any bonds issued prior to January 1, 1997 remain outstanding, and thereafter 70%), or the deposit with the trustee of bonds we have acquired. The mortgage contains special provisions with respect to the release of all or substantially all of our gas and electric properties. We have reserved the right to amend the mortgage to change the release and substitution provisions. See “—Modification of the Mortgage.”

Priority and Security

The bonds when issued will be secured, equally and ratably with all of the bonds now outstanding or hereafter issued under the mortgage, by the lien on substantially all of our fixed property and franchises purported to be conveyed by the mortgage including after-acquired property of the character intended to be mortgaged property, subject to the exceptions referred to below, to certain minor leases and easements, permitted liens, exceptions and reservations in the instruments by which we acquired title to our property and the prior lien of the trustee for compensation, expenses and liability.

Excepted from the lien of the mortgage are:

•	cash and accounts receivable;

•	contracts or operating agreements;

•	securities not pledged under the mortgage;

•	electric energy, gas, water, materials and supplies held for consumption in operation or held in advance of use for fixed capital purposes; and

•	merchandise, appliances and supplies held for resale or lease to customers.

There is further expressly excepted any property of any other corporation, all the securities of which may be owned or later acquired by us. The lien of the mortgage does not apply to property of KGE so long as KGE remains our wholly-owned subsidiary, to the stock of KGE owned by us or to the stock of any of our other subsidiaries. The mortgage permits our consolidation or merger with, or the conveyance of all or substantially all of our property to, any other corporation; provided, among other things, that the successor corporation assumes the due and punctual payment of the principal and interest on the bonds of all series then outstanding under the mortgage and assumes the due and punctual performance of all the covenants and conditions of the mortgage.

Ranking

We only have a shareholder’s claim on the assets of our subsidiaries. This shareholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of our bonds are our creditors and not creditors of any of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of their creditors, are effectively senior to the bonds with respect to the assets of our subsidiaries.

The bonds are our obligations exclusively. To the extent that our ability to service our debt, including the bonds, may be dependent upon the earnings of our subsidiaries, our ability to do so will be dependent on the ability of our subsidiaries to distribute those earnings to us as dividends, loans or other payments. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the bonds or to make funds available to us to do so. Our subsidiaries’ ability to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions. The mortgages will not limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us. Our Credit Agreement, dated as of February 18, 2011 and as amended from time to time, and our Fourth Amended and Restated Credit Agreement, dated as of September 29, 2011 and as amended from time to time, limit our subsidiaries’ ability to enter into other agreements that prohibit or restrict dividends or other payments or advances to us.

Modification of the Mortgage

The mortgage may be modified or altered, subject to our rights and obligations and the rights of holders of bonds, by the written consent of the holders of at least 60% in principal amount of all of the bonds outstanding thereunder, and, if the rights of one or more, but less than all, series of bonds then outstanding are to be affected by action taken pursuant to such consent, then also by consent of the holders of at least 60% in principal amount of each series of bonds so affected. No modification or alteration may be made which will permit the extension of the time or times of payment of the principal of, and premium, if any, or interest (including additional interest) on any bond or a reduction in the rate of interest thereon, or otherwise affect the terms of payment of the principal of, and premium, if any, or interest (including additional interest) on any bond or reduce the percentages required for the taking of any action thereunder. Bonds owned by us or any affiliated corporation are excluded for the purpose of any vote, determination of a quorum or consent.

The mortgage also provides that without the consent of any holder of any bond issued thereunder, the right of such holder to receive payment of the principal of, and premium, if any, or interest (including additional interest) on, on or after the respective due dates expressed in such bond, or to institute suit for the enforcement of any payment on or after such respective due dates shall not be impaired or affected.

We have reserved the right, subject to appropriate corporate action, but without the consent or other action of holders of bonds of any series created after January 1, 1997, to make amendments to the mortgage to permit, unless an event of default shall have happened and be continuing, or shall happen as a result of making or granting an application:

(1) the release from the lien of the mortgage of any mortgaged property if the fair value of all of the property constituting the trust estate (excluding the mortgaged property to be released but including any mortgaged property to be acquired by us with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to 10/7ths of the aggregate principal amount of outstanding bonds and any prior lien bonds outstanding at the time of such release;

(2) in the event we are unable to obtain a release of property as described in clause (1), the release from the lien of the mortgage of any property constituting part of the trust estate if the fair value thereof is less than 1/2 of 1% of the aggregate principal amount of bonds and prior lien bonds outstanding at the time of such release; provided, that the aggregate fair value of the property released pursuant to this clause (2) in any period of 12 consecutive calendar months shall not exceed 1% of such bonds and prior lien bonds;

(3) the deletion of the net earnings test for the issuance of additional bonds or merging into another company;

(4) the deletion of a financial test to be met by another corporation in the event of our consolidation or merger into or our sale of our property as an entirety or substantially as an entirety to such other corporation; and

(5) the deletion of the requirement to obtain an independent engineer’s certificate in connection with certain releases of property from the lien of the mortgage.

We have also reserved the right, subject to appropriate corporate action, but without the consent or other action of holders of bonds of any series created on or after June 1, 2004, to:

(1) Amend the mortgage to allow us or any successor entity to issue substitute bonds (or similar instruments) for any outstanding bonds, provided that such substitute bonds (or similar instruments) carry ratings equal to or better than the then current ratings of the bonds which are being replaced and that certain other conditions are satisfied. The mortgage and deed of trust under which any such substitute bonds (or similar instruments) may be issued may contain terms and conditions different from the mortgage;

(2) Eliminate as an event of default the failure to discharge or stay within 30 days a final judgment against us for the payment of money in excess of $100,000;

(3) Eliminate the net earnings test in connection with certain acquisitions of property;

(4) Add nuclear fuel to the definition of property additions; and

(5) Make certain amendments to modernize and clarify the terms of the mortgage. These amendments will not adversely affect the rights of holders of bonds and may include the following provisions, among others: (i) simplification of the trustee provisions; (ii) the addition of a governing law clause; (iii) the addition of defeasance provisions for future issuances of bonds; (iv) elimination of maintenance and improvement fund requirements for future issuances of bonds (which requirements will instead be added to specific series of bonds); (v) simplification of the release provisions for obsolete property, de minimis property releases and substitution of property and unfunded property; (vi) the ability to issue global or uncertificated securities; (vii) clarification of our ability to issue variable rate bonds under the mortgage and (viii) amendment of the definitions of excepted property and permitted liens.

Events of Default

An event of default under the mortgage includes:

•	default in the payment of the principal of any bond when the same shall become due and payable, whether at maturity or otherwise;

•	default continuing for 30 days in the payment of any installment of interest on any bond or in the payment or satisfaction of any sinking fund obligation;

•

default in performance or observance of any other covenant, agreement or condition in the mortgage continuing for a period of 60 days after written notice to us thereof by the trustee or by the holders of not less than 15% of the aggregate principal amount of all bonds then outstanding;

•	failure to discharge or stay within 30 days a final judgment against us for the payment of money in excess of $100,000;

•

default in the payment of the principal of any prior lien bond when the same shall become due and payable, whether at maturity or otherwise, or default in the payment of any installment on interest on any prior lien bond beyond the applicable grace period specified in such prior lien bond; and

•	certain events in bankruptcy, insolvency or reorganization.

The trustee is required, within 90 days after the occurrence thereof, to give to the holders of the bonds notice of all defaults known to the trustee unless such defaults shall have been cured before the giving of such notice; provided, however, that except in the case of default in the payment of the principal of, and premium, if any, or interest (including additional interest) on any of the bonds, or in the payment or satisfaction of any sinking or purchase fund installment, the trustee shall be protected in withholding notice if and so long as the trustee in good faith determines that the withholding of notice is in the interests of the holders of the bonds. The trustee is under no obligation to defend or initiate any action under the mortgage which would result in the incurring of non-reimbursable expenses unless one or more of the holders of any of the outstanding bonds furnishes the trustee with indemnity satisfactory to it against such expenses. In the event of a default, the trustee is not required to act unless requested to act by holders of at least 25% in aggregate principal amount of the bonds then outstanding. In addition, a majority of the holders of the bonds have the right to direct all proceedings under the mortgage provided the trustee is indemnified to its satisfaction.

If an event of default shall have happened and be continuing, the trustee may, in its discretion and, upon written request of not less than 25% of the bondholders, shall by notice in writing delivered to us declare the principal amount of all bonds, if not already due and payable, to be immediately due and payable; and upon any such declaration of all bonds shall become and be immediately due and payable. This provision, however, is subject to the condition that, if at any time after the principal of the bonds shall have been so declared due and payable and prior to the date of maturity thereof as stated in the bonds and before any sale of the trust estate shall have been made, all arrears of interest upon all such bonds (with interest at the rate specified in such bonds on any overdue installment of interest and the expenses of the trustee, its agents and attorneys) shall either be paid by us or be collected and paid out of the trust estate, and defaults as aforesaid (other than the payment of principal which has been so declared due and payable) shall have been made good or secured to the satisfaction of the trustee or provision deemed by the trustee to be adequate shall be made therefor, then, and in every such case, a majority of the bondholders may waive such default and its consequences and rescind such declaration; but no such waiver shall extend to or affect any subsequent default or impair or exhaust any right or power consequent thereon.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase securities or other securities or rights of ours, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing. Warrants may be issued independently or together with any securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or securities of other issuers or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain United States federal income tax considerations;

•	if applicable, the identity of any of our subsidiaries guaranteeing our obligations with respect to such warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

our securities or securities of an entity unaffiliated or affiliated with us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies or composite currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value thereof or, in the case of underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities, any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract and, if applicable, the identity of any of our subsidiaries guaranteeing our obligations with respect to such purchase contracts.

Purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, the pre-paid purchase contracts will be issued under one of the indentures.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, units will consist of one or more purchase contracts, warrants, debt securities, preferred stock, common stock or any combination thereof. Reference is made to the applicable prospectus supplement for:

•

all terms of the units and of the purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, or any combination thereof, comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

GLOBAL SECURITIES

We may issue the first mortgage bonds, debt securities, warrants, purchase contracts and units of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security known as “participants” or persons that may hold interests through such participants. Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable indenture, warrant agreement, purchase contract or unit agreement. Except as set forth herein, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture, warrant agreement, purchase contract or unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, purchase contract or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, warrant agreement, purchase contract or unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities or first mortgage bonds, and any payments to holders with respect to warrants, purchase contracts or units represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the trustees, the warrant agents, the unit agents or any of our other agents, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distributions of underlying securities or commodities to holders in respect of such global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant trustee, warrant agent or other relevant agent of ours. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in four ways:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended, and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering their names and the terms of our agreement with them.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4). Any at-the-market offering will be through an underwriter or underwriters acting as principal or agent for us.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters or sales agents and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

As to matters governed by Kansas law, Larry D. Irick, Vice President, General Counsel and Corporate Secretary of Westar Energy and, as to matters governed by New York law, Baker Botts L.L.P., New York, New York, will pass upon the validity of the securities to be offered by this prospectus. As of March 18, 2016, Mr. Irick beneficially owned a number of shares of our common stock, including restricted share units, which represented less than 0.1% of the total outstanding common stock.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from Westar Energy, Inc.’s Annual Report on Form 10-K and the effectiveness of Westar Energy, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed this prospectus as part of a registration statement on Form S-3 with the SEC. The registration statement contains exhibits and other information that is not contained in this prospectus. In particular, the registration statement includes as exhibits forms of our underwriting agreements, a copy of our senior indenture, a form of subordinated indenture, a copy of our mortgage, forms of our senior debt security and subordinated debt security and specimen common stock, preferred stock and preference stock certificates. We will file a form of unit agreement, purchase contract and pledge agreement, warrant agreement for warrants sold separately, warrant for warrants sold separately, warrant agreement for warrants sold attached to securities, warrant for warrants sold attached to securities, deposit agreement and depositary share under cover of a Current Report on Form 8-K in connection with any issuance of such securities. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the documents’ material terms. If you want a complete description of the content of the documents, you should obtain the documents by following the procedures described below.

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings, including the complete registration statement and all of the exhibits to it are available through the SEC’s web site at http://www.sec.gov.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of such securities is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information we file with the SEC in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 24, 2016.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding, in each case, information deemed furnished and not filed until we sell all of the securities we are offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address:

Westar Energy, Inc.

818 South Kansas Avenue

Topeka, Kansas 66612

Attn: Investor Relations

(785) 575-8227